news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700

For Immediate Release…
February 22, 2006

UNIT CORPORATION REPORTS 2005 FOURTH QUARTER
AND YEAR-END RESULTS
Fourth Quarter Net Income Up 182%

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the fourth quarter and year-end 2005. Net income for the fourth quarter of 2005 was $84.5 million, or $1.82 per diluted share, on revenues of $293.1 million, compared with net income of $29.9 million, or $0.65 per diluted share, on revenues of $160.2 million for the fourth quarter of 2004. For the full 2005 year, net income was $212.4 million, or $4.60 per diluted share, on revenues of $885.6 million, compared with net income of $90.3 million, or $1.97 per diluted share, on revenues of $519.2 million for 2004. Both fourth quarter and full-year 2005 revenue, net income and earnings per share are all-time records for Unit.

“We are very pleased with the fourth quarter and full-year results that all three of our business units achieved in 2005, with each making significant contributions to our outstanding performance,” said Larry Pinkston, Chief Executive Officer and President. “Dayrates and margins on our drilling rigs reached record levels and the momentum of this cycle has continued into 2006. Our exploration and production segment replaced 261% of its oil and natural gas production, achieving our goal of greater than 150% production replacement for the 22nd consecutive year, and we continued to expand our gas gathering and processing business and gathered record volumes in 2005.”

CONTRACT DRILLING RESULTS
Contract drilling rig rates for the fourth quarter averaged $14,857 per day, up 56% from the comparable quarter of 2004. Operating margins for the fourth quarter reached an all-time record averaging $7,283 per day (before elimination of intercompany drilling rig profit of $3.0 million) as compared to $3,410 per day (before elimination of intercompany drilling rig profit of $0.9 million) for 2004, an increase of 114%. Unit’s current dayrates average $17,129 per day, or $2,272 per day higher than the 2005 fourth quarter average and $1,486 per day higher than the December 2005 average. Contract drilling revenues increased 61% between the comparative fourth quarters to $139.8 million, primarily due to an increase in dayrates and the number of drilling rigs utilized. Average drilling rig utilization was 106.2 drilling rigs in the fourth quarter of 2005, up 12% from 2004’s fourth quarter of 95.0 drilling rigs. Operating margins for the year averaged $5,481 per day (before elimination of intercompany drilling rig profit of $8.6 million) as compared to $2,823 per day (before elimination of intercompany drilling rig profit of $3.7 million) in 2004, an increase of 94%. Contract drilling revenues increased 55% in 2005 to $462.1 million, while drilling rig utilization increased to an average of 102.1 drilling rigs operating during 2005, compared to 88.1 drilling rigs operating during 2004.

During 2005, Unit increased its drilling rig fleet by 12 drilling rigs through construction and by the acquisition of seven drilling rigs from Texas Wyoming Drilling, Inc. in August, bringing its total fleet to 112 drilling rigs at year-end. The Texas Wyoming Drilling rigs were operating in the active Barnett Shale area of North Texas, adding a new geographic area of operation to Unit’s drilling rig fleet. In January 2006, Unit lost a drilling rig in a blow-out fire. Also in January 2006, Unit acquired a 1,000 horsepower electric drilling rig that requires some modifications, but is expected to be operational in March. Unit is also constructing two additional 1,500 horsepower SCR drilling rigs. The first of these drilling rigs should be completed and operational in April, and the second in June. Unit has also ordered two new 1,500 horsepower SCR drilling rigs. The first of these drilling rigs should be operational by mid-March and the second drilling rig is expected to be placed into operation in April. Currently, Unit has 111 operational drilling rigs of which 110 are operating under contract.

EXPLORATION AND PRODUCTION RESULTS
Fourth quarter production for Unit’s oil and natural gas operations was 296,000 barrels of oil and 10.0 billion cubic feet (Bcf) of natural gas, a quarterly production record of 11.8 billion cubic feet equivalent (Bcfe) and a 31% equivalent Mcf increase from the fourth quarter of 2004. Revenues for the fourth quarter were $115.4 million or 113% higher than 2004’s fourth quarter. The increase in revenue was due to higher oil and natural gas prices and record production. Unit’s 2005 oil and natural gas production was 1,084,000 barrels of oil and 34.1 Bcf of natural gas, a production record of 40.6 Bcfe and a 21% equivalent Mcf increase over 2004’s production. Oil and natural gas revenues for 2005 were $318.2 million, a 72% improvement over 2004.

Average natural gas prices received during the fourth quarter of 2005 increased 65% to $9.79 per thousand cubic feet (Mcf) compared to $5.95 per Mcf during the fourth quarter of 2004. The average oil price received was $55.41 per barrel in the fourth quarter of 2005 compared to $36.03 per barrel in the fourth quarter of 2004, a 54% increase. For the year, the average natural gas price received increased 41% to $7.64 per Mcf compared to $5.42 per Mcf during 2004. The average oil price received was $50.14 per barrel during 2005 compared to $33.20 per barrel in 2004, a 51% increase.

During 2005, Unit completed 192 wells, a 14% increase over the number of wells drilled during 2004. Of the 192 wells, 177 wells, or 92%, were completed as producing wells. Unit’s total oil and natural gas reserves at December 31, 2005 reached a record 412.1 Bcfe, a 19% increase over 2004, which includes 9.9 million barrels of oil and natural gas liquids and 352.8 Bcf of natural gas. Seventy-eight percent of these reserves are proved developed and 86% of the total proved reserves are natural gas. Unit’s three-year average finding cost was $2.25 per Mcfe.

GAS GATHERING AND PROCESSING RESULTS
Fourth quarter 2005 gathering volumes for Unit’s gas gathering and processing operations were 180,098 MMBtu per day, a 277% increase from the fourth quarter of 2004. The significant increase in volumes gathered per day is primarily attributable to one system that gathered 97,867 MMBtu and 11,293 MMBtu per day during the fourth quarter of 2005 and 2004, respectively. Operating profit (as defined below) for the fourth quarter was $2.7 million or 65% higher than 2004’s fourth quarter. For 2005, Unit’s gas gathering volumes were 142,444 MMBtu per day, a 330% increase from 2004. Operating profit (as defined below) for the year was $8.0 million or 196% higher than 2004.

On July 29, 2004, Unit purchased the 60% of Superior Pipeline Company LLC that it did not already own for $19.8 million. The operations of Superior Pipeline and Unit’s previously existing gas gathering activities are now reflected in the gas gathering and processing segment. Before this acquisition, Unit’s 40% interest in the operations of Superior Pipeline was shown as equity in earnings of unconsolidated investments. Superior Pipeline is a mid-stream company engaged primarily in the purchasing, gathering, processing and treating of natural gas. The company operates two natural gas treatment plants, owns five processing plants, 36 active gathering systems and 500 miles of pipeline.

MANAGEMENT COMMENTS
“2005 marked a year of record-setting performance and growth as we responded to a strong operating environment within the industry,” said Larry Pinkston, Chief Executive Officer and President.

“Increases in dayrates and margins for 2005 were positively impacted by increased demand for drilling rigs throughout the year. The recent decline in commodity prices has had no impact on customer demand for our drilling rigs. We continue to experience strong demand for drilling rigs into 2006 and are optimistic about continued increases in dayrates and margins which is evident in our plans to add at least 10 drilling rigs to our fleet during 2006.”

“Our outlook for exploration and production remains very optimistic at current commodity prices. We plan to drill aggressively during 2006, with a goal of drilling 235 wells, a 22% increase over 2005. Our record 2005 production of 40.6 Bcfe was a 21% increase over 2004 production, and with the acquisitions we completed in mid-to-late 2005, we should experience production growth of 12% to 14% in 2006 when combined with our aggressive internal drilling program.”

WEBCAST
Unit will webcast its fourth quarter and year-end earnings conference call live over the Internet on February 22, 2006 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the productive capabilities of the wells, future demand for oil and natural gas, future drilling rig utilization and dayrates, the timing of the completion of drilling rigs currently under construction, projected additions to the company’s drilling rig fleet, projected growth of the company’s oil and natural gas production, oil and gas reserve information, anticipated production rates from company wells, anticipated gas gathering and processing rates, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.

Unit Corporation
Selected Financial and Operations Highlights
(In thousands except per share and operations data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Statement of Income:
Revenues:
Contract drilling	$139,762	$86,993	$462,141	$298,204
Oil and natural gas	115,389	54,299	318,208	185,017
Gas gathering and processing	34,569	18,155	100,464	29,717
Other	3,393	768	4,795	6,265
Total revenues	293,113	160,215	885,608	519,203

Expenses:
Contract drilling:
Operating costs	71,582	58,176	266,472	210,912
Depreciation	11,866	9,538	42,876	33,659
Oil and natural gas:
Operating costs	19,863	11,432	60,779	41,303
Depreciation, depletion
and amortization	21,650	13,489	67,282	47,517
Gas gathering and processing:
Operating costs	31,851	16,503	92,467	27,018
Depreciation	1,012	493	3,279	982
General and administrative	3,888	3,032	14,343	11,987
Interest	1,280	944	3,437	2,695
Total expenses	162,992	113,607	550,935	376,073
Income Before Income Taxes	130,121	46,608	334,673	143,130

Income Tax Expense:
Current	23,380	1,269	64,565	4,866
Deferred	22,281	15,405	57,666	48,592
Total income taxes	45,661	16,674	122,231	53,458

Equity in Earnings of
Unconsolidated Investments,
Net of Income Tax	---	---	---	603

Net Income	$84,460	$29,934	$212,442	$90,275

Net Income per Common Share:
Basic	$1.83	$0.65	$4.62	$1.98
Diluted	$1.82	$0.65	$4.60	$1.97
Weighted Average Common
Shares Outstanding:
Basic	46,140	45,740	45,940	45,717
Diluted	46,443	46,011	46,189	45,934

	December 31,	December 31,
	2005	2004
Balance Sheet Data:
Current assets	$223,686	$118,601
Total assets	$1,456,195	$1,023,136
Current liabilities	$172,512	$77,176
Long-term debt	$145,000	$95,500
Other long-term liabilities	$41,981	$37,725
Deferred income taxes	$259,740	$204,466
Shareholders’ equity	$836,962	$608,269

	Year Ended
	December 31,
	2005	2004
Statement of Cash Flows Data:
Cash Flow From Operations before Changes
in Working Capital (1)	$386,188	$219,683
Net Change in Working Capital	(68,417)	(16,473)
Net Cash Provided by Operating Activities	$317,771	$203,210

Net Cash Used in Investing Activities	$(384,996)	$(301,972)
Net Cash Provided by Financing Activities	$67,507	$98,829

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Contract Drilling Operations Data:
Rigs Utilized	106.2	95.0	102.1	88.1
Operating Margins (2)	49%	33%	42%	29%
Operating Profit Before
Depreciation (2) ($MM)	$68.2	$28.8	$195.7	$87.3

Oil and Natural Gas Operations Data:
Production:
Oil - MBbls	296	281	1,084	1,048
Natural Gas - MMcf	10,003	7,294	34,058	27,149
Average Prices:
Oil - MBbls	$55.41	$36.03	$50.14	$33.20
Natural Gas - MMcf	$9.79	$5.95	$7.64	$5.42
Operating Profit Before
DD&A (2) ($MM)	$95.5	$42.9	$257.4	$143.7

Gas Gathering and Processing
Operations Data:
Gas Gathering - MMBtu/day	180,098	47,778	142,444	33,147
Gas Processing - MMBtu/day	24,391	31,980	30,613	13,412
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(1) Unit Corporation considers Unit’s cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by dividing operating profit by segment revenue.\

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